Exhibit 4.368

/Emblem of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

License

No. 155382 dated October 24, 2017

For Rendering

Telematic Communication Services

This license is granted to

Closed Joint Stock Company

CITY-TELECOM

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1037739360735

Taxpayer Identification Number (INN)

7704152556

Location address (place of residence):

11, Noviy Arbat Str., Moscow, 121852

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 24, 2022

This license is granted by decision of the licensing body — Order dated June 05, 2017 No. 323-рчс

Appendix being an integral part of this license is executed on 2 sheets (sheet).

Deputy Head	O. A. Ivanov /signature/

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

PSRN 1087746736296

CN 092470

Appendix to the license No. 155382**

License Requirements

1.                            Closed Joint Stock Company CITY-TELECOM (the Licensee) shall observe the term of this license.

Abbreviated name:

CITY-TELECOM CJSC

OGRN 1037739360735	INN 7704152556

Location address:

11, Noviy Arbat Str., Moscow, 121852

2.                            The Licensee shall commence provision of telecommunications services under this license on or before October 24, 2017.

3.                            The Licensee shall provide telecommunications services under this license only within the territory of Moscow.

4.                            Under this license, the Licensee shall provide a subscriber and/or user* with:

a)                                   access to the Licensee’s telecommunications network;

b)                                   access to information systems of information and telecommunications networks, including the Internet;

c)                                    reception and transmission of telematic electronic messages;

d)                                   transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.                            The Licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.                            When providing telecommunications services, the Licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the Licensee’s data communication network to the public telecommunications network, connection to the Licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the Licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.                            This license has been granted based on the results of consideration of the application for extension of the license No. 99296 dated October 24, 2012, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the Licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.                            When providing telecommunications services under this license, the radio-frequency spectrum is not used.

9.                            The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

10.                     The Licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

11.                     The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telematic communications services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 99296 dated October 24, 2012.